Exhibit 99.1 Press Release

Pitney Bowes Completes Settlement With IRS

STAMFORD, Conn., Aug. 31 /PRNewswire-FirstCall/ -- Pitney Bowes Inc. (NYSE: PBI) today completed its previously disclosed tax settlement with the Internal Revenue Service.

"We are quite pleased to reach this resolution as it closes a chapter on a non-core business that we have sold," said Michael J. Critelli, Chairman and CEO of Pitney Bowes. "This permits us to concentrate our energies on our growth strategies and makes it easier for investors to understand our financial position and growth potential."

As a result of the IRS settlement and the previously completed sale of the Capital Services business, Pitney Bowes expects to pay about $1.1 billion of tax over the next six months. This tax liability was previously accrued in the company's financial statements. All of the tax payments will be made using proceeds from the Capital Services sale, as well as an advance against the company's Corporate Owned Life Insurance (COLI) assets.

The largest portion of the tax, nearly $900 million, resulted from the Capital Services sale, which represents amounts owed on transactions the company entered into over the past 15 years. This tax would have been due over the next 20 years, but the sale accelerated the time at which it must be paid. The remaining payments reflect taxes owed with respect to various other transactions, including the company's COLI investments.

Pitney Bowes engineers the flow of communication. The company is a $5.5 billion global leader of mailstream solutions headquartered in Stamford, Connecticut. For more information about the company, its products, services and solutions, visit http://www.pitneybowes.com/.

Certain information contained in this press release constitutes forward- looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are inherently uncertain and involve risks. Consequently, actual results may differ materially from those indicated by the forward-looking statements. These statements may be identified by their use of forward-looking terminology such as the words "expects," "anticipates," "intends" and other similar words. Such forward- looking statements include, but are not limited to, statements about growth strategies, market expansion, etc. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to: negative developments in economic conditions, including adverse impacts on customer demand, timely development and acceptance of new products or gaining product approval; successful entry into new markets; changes in interest rates; and changes in postal regulations, as more fully outlined in the company's 2005 Form 10-K Annual Report filed with the Securities and Exchange Commission. In addition, the forward-looking statements are subject to change based on the timing and specific terms of any announced acquisitions. The forward-looking statements contained in this news release are made as of the date hereof and we do not assume any obligation to update the reasons why actual results could differ materially from those projected in the forward-looking statements.

Editorial Contact:
Sheryl Y. Battles
VP, Corporate Communications
Pitney Bowes Inc.
203 351 6808